Exhibit 10.4

WELLPOINT, INC.

COMPREHENSIVE NON-QUALIFIED DEFERRED

COMPENSATION PLAN

i

ii

WELLPOINT, INC.

COMPREHENSIVE NON-QUALIFIED DEFERRED

COMPENSATION PLAN

ARTICLE I

PURPOSE

This Comprehensive Non-Qualified Deferred Compensation Plan (the “Plan”) is an amendment and restatement of the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan. In addition, effective as of December 31, 2005, the 2005 Anthem Supplemental Executive Retirement Plan, the 2005 Anthem Deferred Compensation Plan, the 2005 Trigon Insurance Company 401(k) Restoration Plan, and the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company are merged into the Plan. Each of the plans identified in the previous sentence are referred to in this Plan as a “Merged Plan.”

The Plan also applies, on a limited basis and as described more fully below, to individuals who participated in each pre-2005 Anthem Long-Term Incentive Plan and to individuals who participated in the following non-qualified deferred compensation plans, each of which was effectively frozen as of December 31, 2004;

(a) the WellPoint Health Networks, Inc. Comprehensive Executive Non-Qualified Retirement Plan,

(b) the Anthem Supplemental Executive Retirement Plan,

(c) the Anthem Deferred Compensation Plan,

(d) the Trigon Insurance Company 401(k) Restoration Plan, and

(e) the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

The Plan is designed to (1) restore to selected employees of WellPoint, Inc. (the “Company”) and its affiliates certain benefits that cannot be provided under the tax-qualified plans maintained by the Company and its affiliates and (2) provide additional opportunities for certain management and highly compensated employees to defer one or more items of their compensation. This Plan is amended and restated effective as of January 1, 2006. Except as otherwise provided herein, this amended and restated Plan applies only to Participants to whose Accounts contributions are credited under Articles III, IV or V of this Plan on and after January 1, 2006.

This Plan is intended to comply with the provisions of the American Jobs Creation Act of 2004 applicable to deferred compensation and shall be administered and operated in conformity with those provisions and applicable Treasury Regulations.

This Plan is intended to be a plan that is unfunded and maintained by WellPoint, Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE II

DEFINITIONS

In this Plan, the following terms have the meanings indicated below:

2.01 “Account” means the account maintained under the Plan for each Participant which is credited with amounts under Articles III, IV and V of the Plan and adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with Article VIII. The Account of each Participant who is also a Predecessor Plan Participant shall also include the Predecessor Plan Account maintained on behalf of that Predecessor Plan Participant, as adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with the terms of the Predecessor Plan to which it relates. Each Participant’s Account shall be divided into a series of Plan Year Subaccounts, one for each Plan Year for which the Participant defers any Compensation under the Plan. To the extent it considers necessary or appropriate, the Committee or its delegate may further divide each such Plan Year Subaccount into a series of separate subaccounts so that each category of deferred Compensation may be credited to its own separate subcategories within that particular Plan Year Subaccount.

2.02 “Affiliate” means an entity other than the Company whose employees participate in the tax-qualified retirement plans of the Company, Anthem Holding Corp. or Anthem Insurance Companies, Inc. or whose employees are authorized to participate in this Plan by the Committee.

2.03 “Anthem LTIP” means each pre-2005 Anthem Long-Term Incentive Plan.

2.04 “Anthem Plan” means the Anthem Deferred Compensation Plan.

2.05 “Anthem SERP” means the Anthem Supplemental Executive Retirement Plan.

2.06 “Anthem SERP Participant” means an individual who is eligible on or after January 1, 2006 to earn a benefit under the 2005 Anthem SERP.

2.07 “Beneficiary” means the person or persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of the entire vested balance credited to that Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation must be made in writing pursuant to such procedures as the Committee may establish and delivered to the Committee before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee will establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the vested balance of such Participant’s Account will be distributed to his or her estate.

2.08 “Bonus” means an amount awarded to an Eligible Employee or Eligible Executive under the Annual Incentive Plan maintained by the Company or any Affiliate.

2.09 “Bonus Deferral” means an election by a Participant to defer the receipt of a Bonus in accordance with the requirements of Article III of this Plan.

2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11 “Committee” means the Compensation Committee of the Company’s Board of Directors or a subcommittee of two or more members thereof. The Committee shall have full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, to determine the benefit entitlement of each Participant and Beneficiary hereunder and to correct errors. The Committee may delegate one or more of its duties and responsibilities hereunder to the Senior Vice President of Human Resources, and unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority with respect to the delegated duties and responsibilities. In no event, however, shall the Committee delegate its authority to amend or terminate the Plan pursuant to the provisions of Sections 10.02 and 10.07. Decisions of the Committee or its delegate will be final and binding on all persons.

2.12 “Company” means WellPoint, Inc., an Indiana corporation.

2.13 “Compensation” means compensation as defined in the Savings Plan, as constituted from time to time, without regard to the application of the limitation under Code Section 401 (a) (17).

2.14 “Compensation Deferral” means an election by a Participant to defer the receipt of Compensation in accordance with the requirements of Article V of this Plan.

2.15 “Eligible Employee” means each employee of the Company or an Affiliate whose Compensation for the Plan Year in which he or she is to participate is in excess of the compensation limit imposed by Code Section 401(a)(17) for that year. Qualification as an Eligible Employee shall be on a Plan Year by Plan Year basis, and an individual who qualifies as an Eligible Employee for a particular Plan Year will automatically cease to be such an Eligible Employee upon the earlier of (A) the beginning of any Plan Year in which the individual ceases to meet the qualification requirements of the preceding sentence or (B) the date the Plan is terminated. In addition, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Employee’s participation in any portion of the Plan.

2.16 “Eligible Executive” means each executive of the Company or an Affiliate at the level of Vice President or above. Status as an Eligible Executive shall be on a Plan Year by Plan Year basis, and an individual who is an Eligible Executive for a particular Plan Year will automatically cease to be such an Eligible Executive during the course of that Plan Year upon the earlier of (A) the date the individual ceases to meet the qualification requirements of the preceding sentence or (B) the date the Plan is terminated. In addition, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Executive’s participation in any portion of the Plan.

2.17 “Key Employee” means for the period January 1 through December 31 each individual identified by the Company as of the immediately preceding September 30 as a “key employee,” as defined under Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code.

2.18 “Matching Contribution” means a matching contribution pursuant to Section 3.02 or 5.02 of this Plan.

2.19 “Merged Plan” means the 2005 Anthem SERP, the 2005 Anthem Plan, the 2005 Trigon Plan or the 2005 Trigon SERP.

2.20 “Participant” means a current or former Eligible Executive or Eligible Employee for whom an Account (including one or more Plan Year Subaccounts) is maintained. A Participant shall also include a Predecessor Plan Participant for the limited purposes set forth in this Plan.

2.21 “Pension Benefit” means the benefit payable to an individual under the Pension Plan or the WellPoint Cash Balance Pension Plan, as the context requires.

2.22 “Pension Plan” means the WellPoint Health Network, Inc. Pension Accumulation Plan, as amended from time to time.

2.23 “Plan” means this WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan, as amended from time to time.

2.24 “Plan Year” means the calendar year, commencing with the 2005 calendar year.

2.25 “Predecessor Plan” means any of the WellPoint Plan, the Anthem SERP, the Anthem Plan, the various Anthem LTIPs, the Trigon Plan or the Trigon SERP.

2.26 “Predecessor Plan Account” means a hypothetical or bookkeeping account reflecting an accrued benefit under a Predecessor Plan as of December 31, 2005.

2.27 “Predecessor Plan Participant” means an individual who was eligible to participant in one or more of the Predecessor Plans and who, as of December 31, 2005, has a Predecessor Plan Account.

2.28 “Regulations” mean Treasury Regulations issued pursuant to the Code.

2.29 “Salary” means that portion of a Participant’s Compensation other than a Bonus.

2.30 “Salary Deferral” means an election by a Participant to defer the receipt of Salary in accordance with the requirements of Article III of this Plan.

2.31 “Savings Plan” means the WellPoint 401(k) Retirement Savings Plan, as amended from time to time.

2.32 “Separation from Service” means termination of the Participant’s employment relationship (as defined in the applicable Regulations) with the Company and its Affiliates and any other service relationship defined in the applicable Regulations, other than by reason of death.

2.33 “Trigon Plan” means the Trigon Insurance Company 401(k) Restoration Plan.

2.34 “Trigon SERP” means the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

2.35 “WellPoint Plan” means the WellPoint Health Networks, Inc. Comprehensive Executive Non-Qualified Retirement Plan.

2.36 “WellPoint SERP Participant” means an individual who is eligible on or after January 1, 2006 to earn a benefit under Section 4.01 of the 2005 WellPoint Plan.

2.37 “2005 Anthem SERP” means the 2005 Anthem Supplemental Executive Retirement Plan.

2.38 “2005 WellPoint Plan” means the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan.

2.39 “2005 Anthem Plan” means the 2005 Anthem Deferred Compensation Plan.

2.40 “2005 Trigon Plan” means the 2005 Trigon Insurance Company 401(k) Restoration Plan.

2.41 “2005 Trigon SERP” means the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

ARTICLE III

ELIGIBLE EXECUTIVE DEFERRALS

3.01 Salary and Bonus Deferrals.

(a) Elections.    An Eligible Executive may make a Salary Deferral and Bonus Deferral with respect to Compensation to be paid in the upcoming Plan Year by filing an appropriate deferral election no later than the June 30 immediately preceding that Plan Year. However, if an individual first becomes eligible to participate in this Plan after the start of a Plan Year (and is not already eligible to participate in any other “account balance plan” (as defined in Proposed Treasury Regulation section 1.409A-1(c)(2)(i)(A)) of the Company), that individual may elect, within thirty (30) days after he or she first becomes eligible to participate in the Plan, to make a Salary Deferral election with respect to Salary earned for services performed by such individual in pay periods during that Plan Year beginning after the filing of his or her Salary Deferral election. A new Salary Deferral and Bonus Deferral election will be required with respect to each Plan Year such individual remains an Eligible Executive. The Committee may prescribe such rules and requirements regarding Salary Deferral and Bonus Deferral elections, including without limitation the requirement that an Eligible Executive’s Salary Deferral election be in the same percentage as his or her deferral election under the Savings Plan.

(b) No Changes.    A Participant’s Salary Deferral and Bonus Deferral election for a particular Plan Year may not be revoked, modified or suspended after the deadline for making it, except to the extent permitted under Code Section 409A and the Regulations thereunder.

(c) Late Election.    If an Eligible Executive does not make a timely election for a Plan Year, no Salary Deferrals or Bonus Deferrals will be made under the Plan on behalf of that Eligible Executive for that Plan Year.

(d) Amount.    An Eligible Executive may elect to make a Salary Deferral for each payroll period in a percentage (not to exceed 60%) of the Salary payable after the Eligible Executive has made the maximum salary deferrals permitted under the Savings Plan for the Plan Year by reason of Code Section 402(g) or, if earlier, when the Eligible Executive’s Compensation exceeds the limit established by Code Section 401(a)(17). In addition, an Eligible Executive may separately elect to make a Bonus Deferral with respect to any amount of his or her Bonus as long as the total amount of Salary Deferrals and Bonus Deferrals for that Plan Year do not exceed 80% of his or her Compensation.

(e) Crediting.    Salary Deferrals and Bonus Deferrals made by the Participant will be credited to his or her applicable Plan Year Subaccount as soon as practical after the date that the Salary or Bonus amount to which those Salary Deferrals and Bonus Deferrals relate would have otherwise been paid.

3.02 Matching Contributions.

(a) Eligibility.    An Eligible Executive shall be entitled to a Matching Contribution under this Plan only to the extent he or she has satisfied the eligibility requirements for an employer matching contribution under the Savings Plan.

(b) Amount.    The amount of the Matching Contribution to which an Eligible Executive is entitled for each payroll period will be equal to 100% of the first 6% of his or her Compensation that he or she elects to defer under this Plan or the Savings Plan (either as a Salary Deferral, Bonus Deferral, or as an elective deferral under the Savings Plan) less the amount of matching contribution made under the Savings Plan with respect to his or her Compensation for that payroll period.

(c) Crediting.    The Matching Contributions to which the Participant is entitled will be credited to his or her applicable Plan Year Subaccount at such time and in such manner as determined by the Committee or its designate and as applied uniformly to all Participants.

ARTICLE IV

SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS

4.01 Supplemental Pension Contributions under the 2005 WellPoint Plan.    For Plan Years beginning on and after January 1, 2006, the Account of a WellPoint SERP Participant shall be credited with a Supplemental Pension Contribution equal to the difference between the amount which was actually credited to his account under the Pension Plan and the amount which would have been credited to his account had the amount not been limited as a result of Code Section 401(a)(17) or Code Section 415. The Supplemental Pension Contribution to which the Participant is entitled will be credited to his applicable Plan Year Subaccount as of the date that the Pension Benefit to which such Supplemental Pension Benefit Contribution relates would otherwise have been credited under the Pension Plan.

4.02 Supplemental Pension Contributions under the 2005 Anthem Plan.    For Plan Years beginning on and after January 1, 2006, the Account of an Anthem SERP Participant shall be credited with a Supplemental Pension Contribution equal to the difference between the amount which was actually credited to his account under the WellPoint Cash Balance Pension Plan and the amount which would have been credited to his account had the amount not been limited as a result of Code Section 401(a)(17) or Code Section 415. The Supplemental Pension Contribution to which the Participant is entitled will be credited to his applicable Plan Year Subaccount as of the date that the Pension Benefit to which such Supplement Pension Benefit Contribution relates would otherwise have been credited under the Anthem Cash Balance Pension Plan.

ARTICLE V

ELIGIBLE EMPLOYEE COMPENSATION DEFERRALS

5.01 Compensation Deferrals.

(a) Elections.    In order to be eligible to make Compensation Deferrals for a Plan Year, an Eligible Employee must file an appropriate deferral election for that Plan Year. Such election must be made before the start of the Plan Year in which the Compensation subject to that election is to be earned. However, if an individual first becomes eligible to participate in this Plan after the start of a Plan Year (and is not already eligible to participate in any other “account balance plan” (as defined in Proposed Treasury Regulation section 1.409A-1(c)(2)(i)(A)) of the Company), that individual may elect, within thirty (30) days after he or she first becomes eligible to participate in the Plan, to make Compensation Deferrals with respect to Compensation earned for services performed by such individual in pay periods beginning after the filing of his or her deferral election. A new deferral election will be required for each Plan Year such individual remains an Eligible Employee.

After the initial year of participation, an Eligible Employee will make a Compensation Deferral (not in excess of 6%) by electing to participate in the Plan no later than the end of the year prior to the year of Compensation Deferral.

(b) No Changes.    A Participant’s Compensation Deferral election for a particular Plan Year may not be revoked, modified or suspended after the start of that Plan Year, except to the extent permitted under Code Section 409A and the Regulations thereunder.

(c) Late Election.    If an Eligible Employee does not make a timely election for a Plan Year, no Compensation Deferrals will be made under the Plan on behalf of that Eligible Employee for that Plan Year.

(d) Amount.    An Eligible Employee may elect to defer for each payroll period a percentage (not to exceed 6%) of the Compensation payable after the Eligible Employee’s Compensation exceeds the limit established by Code Section 401(a)(17). Notwithstanding the foregoing, no Compensation Deferrals may be made with respect to Compensation that represents “performance-based compensation” under Section 409A(a)(4)(B)(iii) of the Code.

(e) Crediting.    The Compensation Deferrals made by the Participant will be credited to his or her applicable Plan Year Subaccount as soon as practical after the date that the Compensation to which those Compensation Deferrals relate would otherwise have been paid.

5.02 Matching Contributions.

(a) Eligibility.    An Eligible Employee shall be entitled to a Matching Contribution under this Plan only to the extent he or she has satisfied the eligibility requirements for an employer matching contribution under the Savings Plan.

(b) Amount.    The amount of the Matching Contribution to which the Eligible Employee is entitled for each payroll period will be equal to 100% of the first 6% of his or her Compensation that he or she elects to defer under this Plan or the Savings Plan (either as a Compensation Deferral or as an elective deferral under the Savings Plan) less the amount of matching contribution to be made under the Savings Plan with respect to his or her Compensation for that payroll period.

(c) Crediting.    The Matching Contributions to which the Participant is entitled will be credited to his or her applicable Plan Year Subaccount at such time and in such manner as determined by the Committee or its designate and as applied uniformly to all Participants.

ARTICLE VI

EARNINGS

6.01 Investment Funds.    Amounts credited to a Participant’s Account under the Plan shall be credited with earnings, at periodic intervals determined by the Committee, at a rate equal to the actual rate of return for such period on the investment fund or funds or index or indices or vehicle or vehicles selected by that Participant from a range of investment vehicles authorized by the Committee. The rate of return on such investment vehicles shall be tracked solely for the purpose of determining the phantom investment gain, earnings and losses to be credited to the Participant’s Account during the deferral period. Neither the Company nor any of its affiliates shall be obligated to make any actual investment.

6.02 Conversion of Investments from Predecessor Plans and Merged Plans.    Prior to January 1, 2006, amounts representing Predecessor Plan Account balances and account balances from Merged Plans were credited with earnings based on investment options available under the Predecessor Plan or Merged Plan to which they related. Effective as of January 1, 2006, those Predecessor Plan Accounts (or accounts from Merged Plans) shall be credited with earnings in accordance with Section 6.01 of this Plan. Prior to January 1, 2006, the Committee shall prescribe rules (that may vary among classes of Participants) that provide each Predecessor Plan Participant (and Participant with a Merged Plan account balance) an opportunity to select the investment fund or funds or index or indices to be used as the basis for crediting his or her Predecessor Plan Account (or Merged Plan account) with earnings as of January 1, 2006. To the extent the Committee has not received investment direction from a Participant before December 15, 2005 with respect to his or her Predecessor Plan Account or Merged Plan account, such Predecessor Plan Account or Merged Plan account shall be credited with earnings based upon a default investment option under the Savings Plan designated as such by the Committee or in accordance with such other rules as may be adopted by the Committee and applied on a consistent, uniform basis.

6.03 Mapping of Investment Direction Relating to the Savings Plan.    In the absence of Participant direction on or before December 15, 2005, to the extent an Account or a Predecessor Plan Account is being credited as of December 31, 2005 with earnings based on the Participant’s selection of one or more of the investment funds offered under the Savings Plan (or its predecessor, the 401(k) Retirement Savings Program of WellPoint Health), the investment funds used to credit earnings to his or her Account or Predecessor Plan Account as of January 1, 2006 shall be those investment funds available under the Savings Plan after December 31, 2005 that are determined by the plan administrator of the Savings Plan to be comparable to the investment funds selected by the Participant prior to January 1, 2006.

ARTICLE VII

VESTING

7.01 Vested Percentage.    Each Participant will be 100% vested in that portion of his or her Account attributable to Salary Deferrals and Bonus Deferrals made on or after January 1, 2006. Contributions made on and after January 1,

2006 to a Participant’s Plan Year Subaccount under Section 4.01 of this Plan shall vest in the same manner as benefits vest under the WellPoint Health Pension Accumulation Plan, as amended from time to time. Contributions made on and after January 1, 2006 to a Participant’s Plan Year Subaccount under Section 4.02 of this Plan shall vest in accordance with the terms of the 2005 Anthem SERP. Vesting of a Participant’s Account attributable to deferrals made and accruals earned prior to January 1, 2006 under a Predecessor Plan or Merged Plan were governed by the terms of the Predecessor Plan or Merged Plan to which they relate. Deferrals made under this Plan prior to January 1, 2006 were 100% vested except as follows:

(a) To the extent any item of Compensation deferred under the Plan prior to January 1, 2006 would have been subject to additional vesting requirements if not deferred, then the portion of the Participant’s Plan Year Subaccount attributable to that item shall be subject to those additional vesting requirements.

(b) Each Participant will vest in the portion of each Plan Year Subaccount attributable to “Supplemental Pension Plan Contributions” and “Supplemental Special Deferred Compensation Arrangements” (as those terms were defined in this Plan prior to January 1, 2006) in the same manner that he or she vests under the WellPoint Health Pension Accumulation Plan, as amended from time to time, and/or under any “Special Deferred Compensation Arrangement” (as that term was defined in this Plan prior to January 1, 2006).

ARTICLE VIII

DISTRIBUTIONS

8.01 Distribution of Benefits.    Each Participant must, prior to the start of each Plan Year, elect the manner in which the Plan Year Subaccount for that Plan Year will be distributed. Accordingly, the Participant shall make a separate distribution election with respect to each Plan Year Subaccount by following the procedures described below and by satisfying such additional requirements as the Committee may determine.

(a) Annual Election.    Unless a later date is permitted in the Regulations, at the same time the Participant files his or her deferral election for one or more items of Compensation to be earned in the upcoming Plan Year, the Participant must also elect, in writing, which of the distribution options described below will govern the payment of the vested balance of the Plan Year Subaccount to which those deferred items of Compensation are credited.

(b) Form and Timing.    A Participant may elect to have the vested portion of his or her Plan Year Subaccount distributed as soon as administratively feasible following one of the following distribution events in one of the following distribution forms:

(i) a single lump sum payment on the earlier of a specified date or Separation from Service;

(ii) a single lump sum payment equal to a specified dollar amount or specified percentage of the Plan Year Subaccount balance payable on a specified date and the remainder of the Plan Year Subaccount balance payable at Separation from Service in the following form:

(A) a single lump sum;

(B) 5 annual installments; or

(C) 10 annual installments; provided, however that if Separation from Service occurs prior to the designated distribution date, the entire Plan Year Subaccount balance will be paid based on the Separation from Service election; or

(iii) distribution at Separation from Service in the following form:

(A) a single lump sum;

(B) 5 annual installments; or

(C) 10 annual installments.

(c) Subsequent Election.    No change of a previous election under Section 8.01(b) shall be permitted except that, if the Participant previously elected payment of all or a portion of his or her Plan Year Subaccount in a lump sum as of a specified date (not as of Separation from Service), the Participant shall be permitted to change his or her election with respect to that portion of his or her Plan Year Subaccount, but only to payment in a lump sum as of the fifth anniversary of his or her Separation from Service. However, no such change of election under this Section 8.01(d) shall have any force or effect or become effective until the expiration of the twelve (12)-month period measured from the filing date of such election. In addition, each such change of election with respect to an original election to receive payment as of a specified date shall be valid only if such election is made at least 12 months before the date of the scheduled distribution. In no event, however, may any change to the distribution election in effect for the Plan Year Subaccount result in any acceleration of the distribution of that subaccount. For purposes of this subsection (d), in accordance with the Regulations, a series of annual installments shall be treated as a single payment.

(d) Default.    If, upon a Participant’s Separation from Service, the Committee does not have a proper distribution election on file for that Participant with respect to one or more of his or her Plan Year Subaccounts, the vested portion of each of those Plan Year Subaccounts will be distributed to the Participant in one lump sum as soon as administratively feasible following the Participant’s Separation from Service.

8.02 Death.    If a Participant dies with a vested balance credited to one or more of his or her Plan Year Subaccounts, whether or not the Participant was receiving payouts from those subaccounts at the time of his or her death, then the Participant’s Beneficiary will receive the vested balance of each of those Plan Year Subaccounts in accordance with the timing and form of distribution provisions set forth in Section 8.01.

8.03 Hardship Withdrawal.    If a Participant (A) incurs a severe financial hardship as a result of (i) a sudden and unexpected illness or accident involving the Participant or his or her spouse or any dependent (as determined pursuant to Section 152(a) of the Code), (ii) a casualty loss involving the Participant’s property or (iii) other similar extraordinary and unforeseeable event beyond the Participant’s control and (B) does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise) or liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), to satisfy such financial emergency, then the Participant may apply to the Committee for an immediate distribution from the vested portion of his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Committee shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution.

Effective for 2005 and later Plan Year Subaccounts, any hardship withdrawal shall be made only to the extent permitted in accordance with Section 1.409A-3(g)(3) of the Regulations. As a condition of the Committee’s acceptance of a request for a hardship withdrawal under this Section 8.03, the Participant’s election to make Salary Deferrals, Bonus Deferrals and/or Compensation Deferrals shall be terminated for the remainder of that Plan Year. Thereafter, such Participant shall be suspended from making Salary Deferrals and Bonus Deferrals under Section 3.01 or Compensation Deferrals under Section 5.01 until the second Plan Year following the Plan Year in which the hardship withdrawal was made.

8.04 Valuation.    The amount to be distributed from any Plan Year Subaccount pursuant to this Article VIII shall be determined on the basis of the vested balance credited to that subaccount as of the most recent practicable date (as determined by the Committee or its designate) preceding the date of the actual distribution.

8.05 Withholding.    Either the Company or an Affiliate will deduct from Plan payouts, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company and each affiliate each reserves the right to reduce any supplemental deferral or contribution that would otherwise be made under this Plan on behalf of a Participant to satisfy the Participant’s tax withholding liabilities.

8.06 Deferred Commencement.    Effective as of January 1, 2005 for this Plan and the Merged Plans, notwithstanding any provision to the contrary in this Article VIII or any other article of this Plan, no distribution in connection with the Separation from Service by a Participant who is at that time deemed to be a Key Employee shall be made or otherwise commence prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of such Separation from Service or (ii) the date of the Participant’s death.

8.07 Payment of Small Accounts.    Notwithstanding anything in this Plan to the contrary and only to the extent permitted under Section 409A of the Code, if a Participant becomes entitled to a distribution of his Account balance by reason of his or her Separation from Service and the value of the Participant’s Account balance is equal to or less than $10,000, then the Committee may, in its sole discretion, pay to the Participant his or her entire Account balance in a single lump sum cash payment. Any such payment will be made as soon as administratively feasible following Separation from Service and before the later of (a) December 31 of the calendar year in which the Participant’s Separation from Service occurs, or (b) the 15th day of the third month following the Participant’s Separation from Service.

ARTICLE IX

EFFECT ON PREDECESSOR AND MERGED PLANS

9.01 Coordination With Predecessor Plans.    Solely for ease of administration, the Predecessor Plans may be attached as exhibits to this Plan and are incorporated by reference herein. Except as otherwise specifically provided in this Plan, eligibility for and entitlement to benefits under the Predecessor Plans are governed solely by the terms of those Predecessor Plans. Effective January 1, 2006, no Participant shall accrue further benefits under the Predecessor Plans; provided, however, that Predecessor Plan Accounts shall continue to accrue earnings under Section 6.01 of this Plan. A Predecessor Plan Participant who does not meet the requirements of an Eligible Executive or Eligible Employee shall participate in this Plan (and have rights and obligations hereunder) solely with respect to the Predecessor Plan Account maintained under this Plan on his or her behalf.

9.02 Predecessor Plan Accounts.    The December 31, 2005 Predecessor Plan Account balance of any Predecessor Plan Participant shall be accounted for under this Plan as of January 1, 2006 and shall thereafter be subject to Article VI of this Plan. In all other respects, each Predecessor Plan Account shall remain subject exclusively to the terms of the Predecessor Plan to which it relates, including without limitation the existing distribution election (commencement date and form of distribution) applicable to the Predecessor Participant’s Predecessor Plan Account. Any change in that distribution election must be made in compliance with the applicable provisions of the applicable Predecessor Plan.

9.03 Merged Plans.    The 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan and the 2005 Trigon SERP shall be merged into this Plan effective as of December 31, 2005. On and after January 1, 2006, no further benefits shall accrue under the 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan, or the 2005 Trigon SERP except as otherwise provided in this Plan. The rights and obligations of participants in the Merged Plans prior to January 1, 2006 shall be governed solely by the terms of the Merged Plans; provided, however, that to the extent minimally necessary to comply with the requirements of Section 409A of the Code, the requirements and restrictions of Sections 5.01(a)-(c) and 8.01(a)-(d) of the 2005 WellPoint Plan shall apply, effective as of January 1, 2005, to the portion of the Participant’s Account attributable to the 2005 Anthem Plan.

ARTICLE X

MISCELLANEOUS

10.01 Limitation of Rights.    Participation in this Plan does not give any individual the right to be retained in the service of the Company or any Affiliate or other related entity.

10.02 Additional Restrictions.    If the Committee determines that additional restrictions or limitations must be placed on the investment vehicles utilized for measuring the return on the amounts credited to Participant Accounts, the right of Participants to make investment elections with respect to their Accounts, their ability to make or change distribution elections, their ability to defer distributions or to change the commencement date for the distribution of their benefits or the method of such distribution or their rights or status as creditors under the Plan in order to avoid current income taxation of amounts deferred under the Plan, the Committee may, in its sole discretion, amend the Plan to impose such restrictions or limitations, cease deferrals under the Plan and/or defer distribution dates under the Plan.

10.03 Claims Procedure.    No application is required for the commencement of benefits under the Plan. However, if a Participant or Beneficiary (“Claimant”) believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee (or the Committee’s authorized delegate hereunder) within ninety (90) days after having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within ninety (90) days after having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within ninety (90) days after the date that the Committee (or the Committee’s authorized delegate hereunder) receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have sixty (60) days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee (or the Committee’s authorized delegate hereunder) will generally make a final, written determination of the Claimant’s eligibility for benefits within sixty (60) days after receipt of the request for review.

10.04 Indemnification.    The Company will indemnify and hold harmless the Directors, the members of the Committee and any delegate of the Committee, and employees of the Company and its Affiliates who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 10.04 applies.

10.05 Assignment.    To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

10.06 Inability to Locate Recipient.    If a benefit under the Plan remains unpaid for two (2) years from the date it becomes payable, solely by reason of the inability of the Committee to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

10.07 Amendment and Termination.    The Committee may, at any time, amend or terminate the Plan. Any amendment must be made in writing; no oral amendment will be effective. Except to the limited extent authorized pursuant to Section 10.02, no amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary), adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account, and all amounts deferred under the Plan prior to the date of any such amendment or termination of the Plan shall continue to become due and payable in accordance with the distribution provisions of Article VIII as in effect immediately prior to such amendment or termination.

10.08 Applicable Law.    To the extent not governed by Federal law, the laws of the State of Indiana shall govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

10.09 No Funding.    The obligation to pay the vested balance of each Participant’s Account shall at all times be an unfunded and unsecured obligation of the Company, and. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company. Except to the extent provided below in Section 10.10, Plan benefits will be paid from the general assets of the Company, and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Affiliates. In all events, it is the intention of the Company and its Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.10 Trust.    The benefits under the Plan will be paid from the assets of a grantor trust (the “Trust”) established by the Company to assist it in meeting its obligations hereunder and, to the extent that such assets are not sufficient, by the Company out of its general assets. The Trust shall conform to the terms of the Internal Revenue Service Model Trust in Internal Revenue Service Procedure 92-64 (or any successor procedure).

IN WITNESS WHEREOF, WellPoint, Inc. has caused this Plan to be executed by its duly authorized representative as of the date indicated above.

WELLPOINT, INC.

By:	/s/ Larry C. Glasscock
Title:	Chairman, President and Chief Executive Officer